Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Sundance Strategies, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”). The summary is not complete and is qualified by reference to our Articles of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Corporations Code for additional information.

Authorized Shares of Capital Stock

The aggregate number of shares which this Corporation shave have authority to issue is 510,000,000 shares, comprised of 500,000,000 shares of common stock of a par value of $0.001 per share, and 10,000,000 shares of preferred stock of a par value of $0.001 per share. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the NRS. As of August 14, 2026 , the registrant had 43,063,441  shares of common stock, par value $0.001, issued and outstanding.

Listing

Sundance Strategies common stock is currently listed on the “pink sheets” of the OTC markets under the symbol “SUND.”

Voting Rights

Each outstanding share of the corporation entitled to vote shall be entitled to one (1) vote on each matter submitted to vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or series of stock are determined and specified as greater or lesser than one (1) vote per share in the manner provided by the Articles of Incorporation. Pursuant to our Articles of Incorporation, shareholders do not have the right to vote cumulatively.

Dividend Rights

The Board of Directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by the Articles of Incorporation and Bylaws.

Rights upon Liquidation

The rights of the shares or a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series is subject to determination by the Board of Directors.

Other Rights and Preferences

Our common stock has no sinking fund, redemption provision, or preemptive, conversion, or exchange rights. Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President or member of the Board of Directors or by written request of holders of not less than one-tenth (1/10th) of all the shares entitled to vote at the meeting.

Transfer Agent and Registrar

Action Stock Transfer Corporation, located in Utah, is the transfer agent and registrar for our common stock.

Certain Anti-Takeover Effects

Certain provisions of our Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Articles of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult, or to discourage, an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.